EXHIBIT 23.1


                         [WARREN J. SOLOSKI Letterhead]


         September 26, 2002

         CONSENT OF COUNSEL


         I consent to the filing of my opinion dated September 26, 2002 addressed to American Sports Development Group, Inc. (the "Company") as an exhibit to the Company's Registration Statement on Form S-8 (the "Registration Statement") registering the issuance of 54,098 shares of its common stock to me and to any filing made with the Securities and Exchange Commission or under any state or other jurisdiction's securities act for the purposes of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the stock issued as described in the Registration Statement in connection with the offering described therein.



            /s/  Warren J. Soloski
         Warren J. Soloski
         Special Counsel to AMERICAN SPORTS DEVELOPMENT GROUP, INC.